Exhibit 10.1

	Ve rtrag O ber de n V e rka uf und die O bertra g ung des Gesc hafts betriebs " Periscope "		Asset Purchase Agreement reg. the Tra nsfer of Peri scopes's business opera tion

	zwischen der		between

(1)	Periscope GmbH mit Sitz in Paderborn, eingetragen im Handelsregister des Amtsgerichts Paderborn unter HRS 3544, Heinz-Nixdorf-Ring 1, 33106 Paderborn, vertreten durch den einzelvertretungsberechtigten Geschaftsfuhrer Heinrich-Christoph Ollendiek, nachfolgend "Verkauferin" genannt und	(1)

Periscope GmbH with its registered office in Paderborn, registered with the commercial registered of the local court of Paderborn under HRS 3544, Heinz Nixdorf-Ring 1, 33106 Paderborn, repre sented by its managing director Hein rich-Christoph  Ollendiek,

- hereinafter referred to as ,.Seller" –

and

(2)	mit Zustimmung der Sachwalterin Frau Sandra Bitter, geschaftsansassig Susdorfwall 22, 33098 Paderborn - nachfolgend ,,Sachwalterin" genannt -	(2)	with the consent of the administrator, Mrs. Sandra Bitter, business address Susdorfswall 22, 33098 Paderborn - hereinafter referred to as ,,Administra tor"

	Und		as well as
(3)	ROB Cemtrex Assets UG (haftungsbeschrankt) i. G. mit Sitz in Neulingen, angemeldet zur Eintragung im Handelsregister des Amtsgerichts Mannheim, vertreten durch den (einzelvertretungsberechtigten) Geschaftsfuhrer Saagar Govil - nachfolgend ,,Kauferin" genannt -	(3)

ROB Cemtrex Assets UG (haf tungsbeschrankt), i. G., with its regis tered office in Neulingen, filed for regis tration with the commercial register of the local court of Mannheim, represent ed by its managing director Saagar Govil - hereinafter referred to as ,,Purchaser"

(4)	ROB Cemtrex Automotive GmbH i. G. mit Sitz in Neulingen, angemeldet zur Eintragung im Handelsregister des Amtsgerichts Mannheim, vertretendurch den (einzelvertretungsberechtigten) Geschaftsfuhrer Saagar Govil - nachfolgend ,,Betriebsubernehmerin EMS" genannt -	(4)

ROB Cemtrex Automotive GmbH i. G., with its registered office in Neulingen, filed for registration with the commercial register of the loal court of Mannheim represented by its managing director Saagar Govil hereinafter referred to as ,,Transfer ee EMS"

(5)	ROB Cemtrex Logistics GmbH i. G., mit Sitz in Neulingen, angemeldet zur Eintragung im Handelsregister des Amtsgerichts Mannheim, vertreten durch den (einzelvertretungsberechtigten) Geschaftsfuhrer Saagar Govil - nachfolgend ,,Betriebsubernehmerin WL" genannt - - die Parteien zu 3), zu 4) und zu 5) werden nachfolgend ,,Erwerber" genannt. - die Parteien zu 4) und zu 5) werden nachfolgend ,,Betriebsubernehmerinnen" genannt	(5)

ROB Cemtrex Logistics GmbH i. G., with its registered office in Neulingen, filed for registration with the commercial register of the lcl court of Mannheim, represented by its managing director Saagar Govil

- hereinafter referred to as ,,Transfer ee WL"

- Parties 3), 4) and 5) hereinafter and  to gether referred to as the ,,Purchaser"-

- Parties 4) and 5) hereinafter and  togeth er referred to as the ,,Transferees"-

	Teil A		Section A
	Praambel		Preamble

(A)	Ober das Vermogen der Periscope GmbH, Heinz-Nixdorf-Ring 1, 33106 Paderborn, wurde durch Beschluss des lnsolvenzgerichtes Paderborn vom 24.05.2016 das lnsolvenzverfahren eroffnet. Es wurde die Eigenverwaltung angeordnet und Frau Rechtsanwaltin Sandra Bitter zur Sachwalterin bestellt. Eine Kopie des Beschlusses ist dieser Vereinbarung als Anlage 1 beigefugt.	(A)	Regarding the assets of Periscope GmbH, Heinz-Nixdorf Ring 1, 330106 Paderborn the insolvency pro ceedings have been instigated by reso lution of the insolvency court of Pader born dated as of 24 May 2016. This be ing said the insolvency proceedings have been imposed by self administration by installing Mrs. Sandra Bitter (attorney-at-law) as administrator. A copy of this resolution is attached to this Agreement as Exhibit 1.

(B)

Die Erwerber beabsichtigten, Vermogensgegenstande oder Teile des Geschaftsbetriebs der Schuldnerin zu

Obernehmen. Gegenstand des nachfolgenden Vertrages ist der Verkauf und die Obertragung der in diesem

Vertrag naher bezeichneten

Vermogensgegenstande des Geschaftsbetriebes der Verkauferin an die Kauferin sowie die Regelung der Obernahme von Vertragen und die

Obernahme des sich aus der Anlage 2 ergebenden Betriebsteils (nachfolgend

,,Betreibsteii EMS) des Betriebs der

Verkauferin durch die

BetriebsObernehmerin EMS, sowie die

Obernahme der sich aus der Anlage 3 ergebenden Bereiche (nachfolgend ,,Betriebsteil WL") des Betriebes der Verkauferin durch die BetriebsObernehmerin WL.

(B)

The Purchaser intends to acquire the Seller's assets or parts of the Seller's business operation. Therefore, object of this Agreement is the selling and the transfer of the Seller's assets belonging to this business operation as defined in particular by this Agreement as well as

the assignment of agreements and the assumption of the Seller's part of opera tional business as set out in Exhibit 2 (hereinafter referred to as "Operational

Business EMS") by the Transferee EMS as well as the purchase/ assump tion of the Seiier's operational business

sector as set out Exhibit 3 (hereinafter

referred to as "Operating Section WL")

by the Transferee WL.

(C)	Die Verpflichtungen und Verbindlichkeiten der Verkauferin werden die Erwerber nicht Obernehmen, soweit dies nicht in diesem Vertrag ausdrOcklich anders geregelt ist. Die Verkauferin, die Sachwalterin und die Erwerber schliel?ien insoweit die Haftung der Erwerber gegenOber Dritten, insbesondere gegenOber lnsolvenzglaubigern ausdrOcklich aus.	(c)	Anyhow, the Purchaser does not intend to assume any of the Seller's obligations and/ or liabilities, if not so expressly oth erwise agreed within this Agreement. In sofar, the Seller, the Administrator and the Purchaser do exclude the Purchas er's liability related to any third parties. Particularly related to insolvency credi tors any liability shall be deemed as ex cluded.

	Dies vorausgeschickt vereinbaren die Parteien was folgt:		In the light of the foregoing the Parties agree on the following:

	Teil B			Section B

	Kaufvertrag Ober Vermogensgegenstande			Asset Purchase Agreement

§ 1 Kaufgegenstande				§ 1 Assets

1	lmmaterielles Goodwill Anlagevermogen,		1.	Intangibles/ Goodwill
a)	Die Verkauferin verkauft der Kauferin das gesamte immaterielle Anlagevermogen und den Goodwill, insbesondere		a)	The Seller sells the entire intangibles and the hereto related goodwill, particularly
	aa)	das gesamte dem Geschaftsbetrieb der Verkauferin zuzuordnende technische und kaufmannische Know-how, samtliche technische und kaufmannische Geschafts- und Betriebsgeheimnisse, Verfahren, Produkte, Produktlosungen und Entwicklungen, die jeweiligen Rechte daran und alle Verkorperungen dieser Rechte, sonstige technische Unterlagen und Zertifizierungen sofern libertragbar - sowie samtliche Rechte an Erfindungen (insgesamt als "Know-how" bezeichnet),		aa)	the entire technical and commercial know-how related to the Seller's op erational business, all technical as well as business and trade secrets, procedures, product-solutions and product-developments, the hereto related ancilliary rights, further tech nical documents and certificates - if assignable - as well as rights related to inventions (hereinafter referred to as "Know-How");

	bb)	die gesamte vorhandene technische und kaufmannische Software samt deren Dokumentation, soweit diese im Eigentum der Verkauferin steht,		bb)	the entire available technical and business software including their documentation, insofar as belonging to the Seller's property;

	cc)	samtliche Aufzeichnungen Ober Kunden und Marktverhaltnisse, Bezugsqueilen (Lieferanten sowie Be- und Verarbeiter),		cc)	the entire documentation regarding customers und benchmarking, sources of supply (suppliers and processors);

	dd)	samtliche Unterlagen (Konstruktionszeich nungen, Teilelisten, Detailzeichnungen, Fertigungsaufzeichnungen) der von der Verkauferin selbst hergestellten Produktionsmittel wie beispielsweise Maschinen und Vorrichtungen fur die Fertigung,		dd)	the entire documentation (construc tion drawings, parts lists, detail draw ings, processing documentation) re garding products being manufac tured by the Seller, e. g. machines and accessories being necessary for the manufacturing process itself;

	ee)	alle der Verkauferin offentlich rechtlich erteilten Genehmigungen, Erlaubnisse und Gestattungen, soweit libertragbar, insbesondere die anlagenbezogenen BlmschG Genehmigungen, sowie		ee)

all approvals, permits and authoriza tions under public law granted to the Seller, insofar as assignable, particu larly, approvals/ permits pursuant to German Federal Pollution Control Act (BimschG) as well as

	ff)	Alie im Geschaftsverkehr der Verkauferin benutzten in Anlage 4 aufgelisteten Marken, Kennzeichnungen oder Symbole, weiterhin die in Anlage 5 aufgelisteten Domains, unter denen die Gesellschaft im Geschaftsverkehr auftritt, einschlieP->lich der Domain www.periscope-ems.com/de/ sowie die Firma und geschaftliche Bezeichnungen.		ff)	the entire and as set out in Exhibit 4 trademarks, symbols, labels and markings. In addition, all domains, being used by the Seller related to its business transactions, including the domain: www.periscope ems.com/de/ as well as the company's name and its business designa tion. All as set out in Exhibit 5.

2.	Bewegliches Anlagevermogen	2.	Moveable Assets

	Die Verkauferin verkauft an die Kauferin das gesamte bewegliche Anlagevermogen insbesondere in Form der technischen Anlagen und Maschinen, Werkzeuge sowie Betriebs- und Geschaftsausstattung, soweit es in ihrem Eigentum steht. Die Bestandteile des beweglichen Anlagevermogens sind im Wesentlichen aus der als Anlage 6 (lnventarisierungsgutachten) zu dieser Niederschrift genommenen Aufstellung ersichtlich. Es handelt sich um die Gegenstande, die in der Sachaufnahme als ..Freie Masse" gekennzeichnet sind. Das zu i.ibernehmende bewegliche Anlagevermogen umfasst dari.iber hinaus samtliche Gegenstande des beweglichen Anlagevermogens des Geschaftsbetriebs, die nicht in Anlage 6 aufgefi.ihrt oder in den Jahresabschli.issen der Verkauferin nicht oder nicht mehr aktiviert sein sollten oder sich bei Dritten befinden (z.B. Werkzeuge). Die in dem lnventarisierungsgutachten ausdri.icklich mit Fremdrechten gekennzeichneten sowie ausdri.icklich ausgeschlossenen Gegenstande (vgl. Teil B § 1 Ziff. 5a) werden nicht mitverauP->ert.

The Seller sells to the Purchaser its entire moveable assets, particularly in the form of technical plants and machines, tools, as well as operational and business equip ment, insofar as these assets do belong to the Seller's property. The inventory of the moveable assets is fundamentally set out within Exhibit 6 (inventory report). These are assets being marked as available in solvency assets. Furthermore, the move able assets include all assets of the Sell er's operational business not being enlist ed within Exhibit 6 or which are/shall not (be) accounted/ resp. not activated within the Seller's annual financial statement, or which are within the possession of any third party (e. g. tools). Only moveable as sets being encumbered with any third par ty rights or explicitly excluded (see also Section B § 1 No. 5 lit.a) shall not be sold.

3.	Umlaufvermogen	3.	Working Capital

a)	Rohmaterialien, fertige und unfertige Erzeugnisse, samt Handelswaren	a)	Raw materials, (un)finished products including merchandise

	Die Verkauferin verkauft an die Kauferin samtliches sich am Obertragungsstichtag bei der Verkauferin befindliches Rohmaterial als auch die fertigen und unfertigen Erzeugnisse samt Handelswaren. In der Anlage 7 sind das Rohmaterial sowie die fertigen und unfertigen Erzeugnisse samt Handelswaren erfasst, die am Tag der Unterzeichnung dieses Vertrages vorhanden waren. Die Anlage 7 dient zu lnformationszwecken und ist zum Obertragungsstichtag von der Verkauferin erneut zu erstellen. Mitverkauft sind im Obrigen samtliche Wirtschaftsgi.iter des beweglichen Umlaufvermogens, die sich bei Be- oder Verarbeitern, Lieferanten, auf dem Transport oder bei Beteiligungsgesellschaften und anderen Dritten befinden.		The Seller sells to the Purchaser the en tire raw materials and (un)finished prod ucts including merchandise being within the Seller's possession as of the Closing Date. All raw materials as well as (un)finished products including merchan dise being within the Seller's possession during the Closing Date are enlisted in Exhibit 7. Exhibit 7 shall be deemed for informational purposes only and shall be amended after Closing Date accordingly by the Seller. This being said and addi tionally all economic goods belonging to the moveable assets, which remain with the possession of suppliers, sub contractors, transport companies, or any other third parties, shall be sold, as well.

b)	Anzahlungen und Vorkassen	b)	Down-Payments/ Prepayments

	Sollte die Verkauferin Anzahlungen und/oder Vorkassen auf Bestellungen geleistet und der Lieferant am Obertragungsstichtag die Ware noch nicht ausgeliefert haben, so verkauft die Verkauferin diese an die Kauferin und tritt gleichzeitig ihre Anspruche aus den an den jeweiligen Lieferanten geleisteten Anzahlungen bzw. Vorkassezahlungen an die die Abtretung hiermit annehmende Kauferin ab. Die Verkauferin hat der Kauferin auf deren Aufforderung hin die Abtretung der Anspruche der an den Lieferanten geleisteten Anzahlungen bzw. Vorkassezahlungen schriftlich als Nachweismoglichkeit gegenuber dem Lieferanten zu bestatigen. In der Anlage 8 sind die Anzahlungen und Vorkassen erfasst, die am Tag der Unterzeichnung dieses Vertrages bereits geleistet warden waren. Die Anlage 8 dient zu lnformationszwecken und ist zum Obertragungsstichtag von der Verkauferin erneut zu erstellen.		In the event the Seller has made any down-payments and/ or prepayments on orders and in the event that the supplier did not deliver these ordered goods dur ing the Closing Date, the Seller sells these goods to the Purchaser and as signs all claims arising out of the afore mentioned down-payments/ prepayments against the supplier to the Purchaser simultaneously who herewith accepts this assignment. Upon Purchaser's request the Seller shall give the supplier a written notice regarding the assignment of down payments/ prepayments. According to Exhibit 8 all down-payments and pre payments being made as of signing date of this Agreement are enlisted. Exhibit 8 shall be deemed for informational pur poses only and shall be amended after Closing Date accordingly by the Seller.

c)	Erstellung der Anlagen 7 und 8 zum Obergangsstichtag	c)	Drafting of Exhibits 7 and 8

aa)	Die Verkauferin erstellt zum Obertragungsstichtag (31.05.2016) unter Anwesenheit der Kauferin eine vollstandige lnventur des Umlaufvermogens sowie eine Obersicht der bis dahin geleisteten Anzahlungen und Vorkassen und erstellt hieraus die Aniagen 7 und 8 und ubermitieit diese unverzuglich, spatestens innerhalb von 5 Werktagen an die Kauferin. Die Kauferin teilt sodann innerhalb von 5 Werktagen mit, ob sie mit den ubermittelten Anlagen 7 und 8 einverstanden ist. 1st dies der Fall, gelten die die Kaufgegenstande des Umlaufvermogens sowie Anzahlungen und Vorkassen als zwischen den Parteien vereinbart.	aa)	As of Closing Date (31 May 2016) and with the Purchaser being present the Seller shall draft a complete inventory list of the working capital as well as an over view of all down-payments/prepayments being made so far and shall draft hereof Exhibits 7 and 8 as well as will forward these Exhibits immediately after drafting to the Purchaser, however within five (5) working days at the latest. The Purchas er then shall give notice to the Seller if it does agree with these Exhibits 7 and 8 or not. In the event of giving consent to these Exhibits the entire herein enlisted working capital and down- payments/ prepayments shall be deemed as agreed between the Parties.

bb)	Fur den Fall, dass sich die Parteien innerhalb der unter aa) genannten Frist Ober die Kaufgegenstande des Umlaufvermogens sowie der Anzahlungen und Vorkassen nicht einig werden, hat jede Partei das Recht, zur Feststellung der Oaten einen unabhangigen Schiedsgutachter einzufordern, welcher die Oaten erhebt. Die durch den Schiedsgutachter festgelegten Oaten sind fur beide Parteien bindend.	bb)

In the event that the Parties do not reach any consent during the due date as men tioned within Section aa) regarding the working capital as well as with regard to the down-payments/ prepayments both Parties are entitled to request a determi nation of this data by an independent ar bitrator, who then shall collect the data accordingly. This data being fixed by that arbitrator then shall be deemed as bind ing for both Parties.

cc)	Die Parteien einigen sich bereits jetzt darauf, im Streitfall Ober die Oaten des Umlaufvermogens das lnstitut der Wirtschaftsprufer in Dusseldorf zu bitten, innerhalb von 7 Tagen einen unabhangigen Schiedsgutachter festzulegen. Der Schiedsgutachter hat die zwischenzeitlichen Veranderungen im Umlaufvermogen durch entsprechende Auswertung von Unterlagen ruckzurechnen. Die Kosten hierfur tragen die Parteien je zur Halfte.	cc)	In the event of any dispute regarding that data of the working capital the Parties do already agree to address the Institute of Auditors in Dusseldorf in order to deter mine such independent arbitrator within seven (7) days after request. This arbi trator shall recount any meanwhile amendments of the working capital by according assessment of data. The hereby-arising costs of this assessment shall be borne by the Parties equally.

4.	Weitere Bestimmungen zu den Kaufgegenstanden	4.	Further provisions regarding the as sets to be acquired

a)	Nicht mitverkauft werden der Kassenbestand, der Forderungsbestand, der zum Obertragungsstichtag durch abgeschlossene Warenverkaufe (d.h. Versand vor dem Obertragungsstichtag in die Wege geleitet und Ware bereits fakturiert) erwirtschaftet ist, samtliche Bankguthaben auf den Konten der Verkauferin sowie alle Gegenstande, die die Lieferanten gemal3, Anlage 9 bei der Verkauferin im Wege eines Konsignationslagers eingelagert haben. Der Forderungsbestand zum Obertragungsstichtag wird durch Erstellung einer Debitorenliste aus der Buchhaltung festgestellt. Eine beispielhafte Debitorenliste zum Stichtag des Abschlusses dieses Kaufvertrags ist als Anlage 10 beigetogt. Die Kauferin Obernimmt - soweit dieser Vertrag nichts anderes vorsieht - keine Verbindlichkeiten der Verkauferin.	a)	Not covered by this Agreement and therefore not being sold are the cash balance and receivables arising out completed sales of goods (i. e. initiated shipment and invoicing before the Clos ing Date), neither bank balances regard ing the Seller's banking accounts, nor other assets being stored within Seller's consignment stocks by suppliers accord ing to Exhibit 9. The receivables shall be determined through a debtor list to be drafted by the Seller's accounts receiva ble as of Closing Date. An exemplary debtor list as of signing date of this Agreement is attached as Exhibit 10 to this Agreement. The Purchaser - if not otherwise agreed explicitly within this Agreement - does not assume any Sell er's liabilities.

b)	Die Betriebsubernehmerinnen EMS und WL Obernehmen jeweils von der Verkauferin im Wege der Vertragsubernahme mit befreiender Wirkung samtliche Rechte und Pflichten aus den in Anlage 11 aufgetohrten und der jeweiligen Betriebsubernehmerin zugeordneten Kundenauftragen und Vertrage (,,i.ibernommene Vertrage"). Andere als die in Anlage 11 aufgefOhrten Vertrage Obernehmen die Betriebsubernehmerinnen EMS und WL nicht. Nach Unterzeichnung dieses Vertrages werden sich die Parteien unverzuglich um die zur Obertragung der Obernommenen Vertrage erforderlichen Zustimmungen der jeweils anderen Vertragspartei bemuhen. Soweit die Zustimmungen nicht vor dem Obertragungsstichtag eingeholt werden konnen, bleibt die Verkauferin im Au13,enverhaltnis Partei der betroffenen Vertragsverhaltnisse. Im lnnenverhaltnis werden sich die Parteien so stellen, als ware der betreffende Vertrag ab dem Obertragungsstichtag wirksam Obertragen warden. lnsbesondere wird die Verkauferin die Weisungen der	c)	The Transferees EMS and WL each assume by way of contractual assump tion and with discharging effect all Sell er's rights and obligations as set out in Exhibit 11 and related to the according Transferee attached customer orders and agreements ("Assumed Con tracts"). Other than, these contracts as enlisted in Exhibit 11 shall not be as sumed by the Transferees EMS and WL. After signing this Agreement the Party will procure immediately the third party's consent regarding this assumption. In the event these third parties' consents cannot be provided until Closing Date, the Seller will remain the contractual par ty externally regarding these affected contracts. Internally the Parties will act as these affected contracts have been assumed by the Transferees validly. Par ticularly the Seller shall obtain the Trans feree EMS' instructions resp. the Trans feree WL's instructions, depending to whom it may concern, regarding the ex ercising of rights arising out of these con tractual relationships and shall comply with the diligence of a prudent business person. In relation to the Seller the

Betriebsubernehmerin EMS bzw. der Betriebsubernehmerin WL, je nach dem, welchen Bereich es betrifft, hinsichtlich der Ausubung von Rechten aus diesen Vertragsverhaltnissen einholen und wird die Verkauferin die Sorgfalt eines ordentlichen Kaufmanns anwenden. Die Betriebsubernehmerin EMS ubernimmt im Verhaltnis gegenuber der Verkauferin die Fertigung der nach dem Obertragungsstichtag verbleibenden Umfange gemar... Kundenvertrag mit der Daimler AG und der Evobus GmbH gemar... Anlage 12a in der Form der in Anlage 12b dargestellten geanderten Fertigungszahlen und -termine. Die Verkauferin verpflichtet sich insoweit gegenuber der Betriebsubernehmerin EMS alles zu tun und nichts zu unterlassen, damit im Verhaltnis gegenuber der Daimler AG und der Evobus GmbH die ordnungsgemar...e Vertragsabwicklung, insbesondere auch die unverzugliche jeweilige Rechnungsstellung entsprechend Fertigung durch die Betriebsubernehmerin EMS, gewahrleistet wird und im Verhaltnis zur Betriebsubernehmerin EMS, dass diese alle fur die Fertigung benotigten Maschinen und Werkzeuge, die nicht mit diesem Vertrag zum Obertragungsstichtag auf die Kauferin ubertragen werden, kostenfrei bis zur Beendigung der Fertigung der verbleibenden Umfange zur Nutzung uberlassen bekommt und dass diese hinsichtlich der Vergutung fur die Fertigung der verbleibenden Umfange so gestellt als sei sie ab Obertragungsstichtag Vertragspartner des Vertrages gemar... Anlage 12a unter Berucksichtigung von Anlage 12b sowie gemar... Anlage 12c und ihr gegen Rechnungsstellung die jeweilige vertragsgemar...e Vergutung fur die durch die Betriebsubernehmerin EMS einschlier3..lich gesetzlich gultiger Umsatzsteuer zahlt. Die Parteien sind sich e1nig, dass nach Fertigstellung der jeweiligen Produktion der verbleibenden Umfange verbleibende Restmaterialien von der Daimler AG bzw. der Evobus GmbH erworben werden und dass die hierfur von der Daimler AG bzw. der Evobus GmbH gezahlte Vergutung der Betriebsubernehmerin EMS zusteht. . Die im Vertrag gemar... Anlage 12a vereinbarten Sonderzahlungen stehen ausschlier3..lich der Verkauferin zu.

Samtliche Rechte der Verkauferin nach §103 lnsO bleiben nach dem Obertragungsstichtag unberuhrt, wobei die Verkauferin diese in Abstimmung mit der Betriebsubernehmerin EMS bzw. der

Transferee EMS assumes and overtakes the manufacturing of the remaining amount pursuant to the provisions of the concluded agreement between the Seller and Daimler AG as well as Evobus GmbH. This as of transfer period and ac cording to Exhibit 12a fundamentally within the form of Exhibit 12b setting out amended manufacturing figures and due dates. The Seller herewith is obliged do everything and omit nothing, in order to ensure that the contract related to Daim ler AG and Evobus GmbH is being per formed properly by the Transferee EMS, particularly that invoicing related to each manufacturing is effected immediately by the Transferee EMS: Furthermore, and in relation to the Transferee EMS itself the Seller ensures that it provides all ma chines and tools free of charge, being necessary for the fulfillment of duties in relation to Daimler AG and Evobus GmbH but however which are not trans ferred pursuant to this Agreement as of transfer period. This provision of ma chines and tools shall remain effective until the Transferee EMS has finished all remaining orders according the contract pursuant to Exhibit 12a fundamentally within the amended form of Exhibit 12b. This being said and until finishing all re maining order the Transferee shall be entitled to the contractually agree remu neration for which the Transferee EMS shall cover the VAT accordingly. It is the Parties' mutual understanding that after finishing each manufacturing, the re maining rest-materials shall be pur chased by Daimler AG, resp. Evobus GmbH and that the Transferee EMS shall be entitled to the hereto related fur ther remuneration to be effected by Daimler AG resp. Evobus GmbH. How ever the agreed special payments pur suant to Exhibit 12a shall remain with the Seller, exclusively.

All rights of the Seller according to Sec tion 103 of the German Insolvency Code (lnsO) shall remain unaffected after the Closing Date. Whereas the Seller shall exercise these rights with the Transferee EMS' coordination resp. the Transferee WL's coordination, depending to whom it may concern, particularly by informing the affected Transferee, to give that Transferee the opportunity to enter into this contract or enabling the affected Transferee to enter into a new contract.

Betriebsubernehmerin WL, je nachdem, welchen Bereich es betrifft, ausubt, nsbesondere die entsprechende Betriebsubernehmerin ausreichende Zeit vorher informiert, um der entsprechenden Betriebsubernehmerin die Moglichkeit des Eintritts in den Vertrag oder des Neuabschlusses entsprechender Vertrage zu ermoglichen.

c)	Die Verkauferin hat im Vorfeld des Vertragsschlusses mit der Flextronics International KFT, Ungarn, einen Vertrag Ober die Verlagerung von Maschinen und Werkzeugen abgeschlossen. Dieser Vertrag ist als Anlage 12 beigefugt. In die Zeit nach Betriebsubernahme fallt noch in der 1. Juniwoche die Verlagerung der RKM- Fertigungslinie sowie im Juli die sogenannte run@rate und im September die PPAP fur die RKM- Produktlinie. Auf die entsprechende Anlage des Vertrages gemaf3. Anlage 12 wird verwiesen. Die Betriebsubernehmerin EMS verpflichtet sich, die jeweiligen Verpflichtungen und die hierfur notwendigen Handlungen durchzufuhren. Fur die erfolgreiche Erfullung dieser Handlungen erhalt die Betriebsubernehmerin EMS jeweils 10 % der sodann von Flextronics an die Verkauferin zu zahlenden Rate. Bei erfolgreicher Verlagerung der RKM Fertigungslinie und ordnungsgemaf3.er Zahlung von Flextronics wurde sich somit eine Erfolgspramie zugunsten der Betriebsubernehmerin von 30.000 EUR und fur die run@rate im Juli und die PPAP im September eine Erfolgspramie von zweimal jeweils 15.000 EUR ergeben. Der jeweilige Betrag ist zahlbar und fallig jeweils 1 Woche nach dem fur die jeweilige Handlung in dem Vertrag mit Flextronics International KFT gemaf3. Anlage 12 vereinbarten Zeitpunkt.	c)	Prior this Agreement the Seller has con cluded a contract with Flextronics Inter national KFT, Ungarn regarding the shipment of machines and tools. This contract is attached as Exhibit 12 to this Agreement. Within the timeframe of this transfer, the shipment of RKM-assembly line shall be executed during the first week of June as well as the shipment of of run@rate during July, and furthermore of PPAP related to RKM-assembly line during September. The Transferee EMS shall be obliged to perform all required actions related to these shipments. In the event of a successful performance related to these shipments the Transfer ee EMS shall receive 10 % of the fee to be paid by Flextronics to the Seller. In the event of successful shipment of the RKM-assembly line and payment by Flextronics, the outcome would be a success fee amounting EUR 30,000.00 in favor of the Transferee EMS and fur thermore regarding run@rate during July and PPAP during September a further success fee of two times EUR 15,000.00 each. The according amount shall be payable and due after one (1) week after the according action has been performed by the Transferee EMS on due date as set out within the contract with Flextron ics International KFT, pursuant to Exhib it 12.

d)	Die Verkauferin Obertragt jeweils unentgeltlich an die dies jeweils annehmenden Betriebsubernehmerinnen EMS und WL samtliche Personalakten und Unterlagen der zu durch die Betriebsubernehmerinnen EMS und WL jeweils zu Obernehmenden Mitarbeiter, samtliche Akten und Unterlagen des gesamten technischen und kaufmannischen Bereichs einschlief3.lich Korrespondenz, Rechnungswesen, Steuern und Versicherungen.	d)	The Seller transfers to the this respec tively accepting Transferees EMS and WL respectively all and any personnel files and documentation relating to the employees transferring to the Transfer ees EMS and WL, all and any files and documentation of the technical and busi ness departments including correspond ence, accounting, tax and insurance documentation.

§ 2	Verkauf und Einigung, Obertragungsstichtag	§ 2	Sale and Consent, Closing Date

1.	Einigung uber Eigentumsubertragung	1.	Consent regarding the Transfer of Ownership

	Verkauferin und Kauferin erklaren hiermit ihre Einigung zum Eigentumsi.ibergang der unter Teil B § 1 genannten Kaufgegenstande auf die Kauferin unter Beri.icksichtigung des nachfolgend geregelten Eigentumsvorbehalts.		Seller and Purchaser herewith give their consent to the transfer of ownership re garding the assets as named pursuant to Section B § 1 of this Agreement under consideration of the following reservation of proprietary rights.

2.	Obergangsstichtrag/ Obergabe der Gegenstande	2.	Closing Date/ Transfer of Assets
	Als Obertragungsstichtag vereinbaren die Parteien		As Closing Date the Parties agree upon

	Dienstag, den 31.05.2016, 24:00 Uhr. (nachfolgend ,,Obertragungsstichtag" genannt),		Tuesday, 31st May 2016, 12:00pm (hereinafter referred to as "Closing Date")

Die Kauferin ist verpflichtet, rechtzeitig zum Zeitpunkt des Obergangsstichtags fur die ordnungsgemaf?,e und ausreichende Versicherung der Kaufgegenstande zu sorgen. Das Nutzungsrecht an den Kaufgegenstanden ist am

The Purchaser is obliged to procure valid and sufficient insurance coverage re garding the purchased assets, as of Closing Date. The right of use regarding the purchased assets shall be assumed by the Transferee EMS - insofar as EMS's operational business sector is af fected - and the Transferee WL - insofar WL operational business sector is affect ed - as of

	Mittwoch, den 01.06.2016, 24:00 Uhr. (nachfolgend ,,Betriebsuber gangsstichtag" genannt),		Wednesday, 1 June 2016, 12:00 pm. (in the following referred to as "Business Transfer Date")

von der Betriebsi.ibernehmerin EMS zu i.ibernehmen, soweit diese den Betriebsteil EMS betreffen und durch die Betriebsi.ibernehmerin WL, soweit der Betriebsteil WL betroffen ist. Ab dem Betriebsubergangsstichtag wird das Direktionsrecht gegeni.iber den nach

§ 613a BGB Obergehenden Arbeitsverhaltnissen durch die jeweilige Betriebsi.ibernehmerin ausgei.ibt.

As of the Business Transfer Date the instruction right shall be executed by the respective Transferees regarding the employee relationships being transferred pursuant to Section 613a BGB.

3.	Abtretung Herausgabeanspruch	3.	Assignment related to the claim re garding return of property
	Sollten sich verkaufte Gegenstande bei Dritten befinden, so wird die Verkauferin die fi.ir die Herbeifi.ihrung des Eigentumsi.iberganges notwendigen Handlungen vornehmen, insbesondere tritt sie den Herausgabeanspruch gegen den Dritten hiermit aufschiebend bedingt mit dem Eintritt des Obertragungsstichtags an die Kauferin ab, die diese Abtretung annimmt. Soweit Anwartschaftsrechte bestehen, tritt die Verkauferin diese an die dies annehmende Kauferin aufschiebend bedingt mit dem Eintritt des Obertragungsstichtags zum Obertragungsstichtag ab.		In the event that sold assets are in the possession of any third party, the Seller shall perform all measures being neces sary in order to procure the transfer of property to the Purchaser, particularly by assigning the claim regarding return of property against the according third party under the condition precedent upon be ginning of the Closing Date. In the event of existing expectant rights, the Seller al so assigns these expectant rights to the Purchaser, this as well under the condi tion precedent upon beginning of the Closing Date.

§ 3	Kaufpreis	§ 3	Purchase Price

1.	Kaufpreis	1.	Purchase Price

	Der Kaufpreis fur samtliche in § 1 genannten Kaufgegenstande betragt EUR 8,012,942.00.		The purchase price regarding the entire assets as set out in Section 1 of this Agreement is EUR 8,012,942.00.

2.	Verzinsung bei Verzug	2.	Default Interest

	Wird der Kaufpreis bei Falligkeit nicht gezahlt, so ist er mit 9 Prozentpunkten Ober dem Basiszinssatz jahrlich zu verzinsen, ohne dass es noch einer Mahnung bedarf. Der Nachweis eines im Falle des Verzugs hoheren Schadens bleibt der Verkauferin unbenommen.		In the event that the purchase price is not paid on due date this shall cause a default interest in the amount of nine (9) percentage points above the basic interest rate, p. a., without any additional reminder. A right to provide evidence of any higher damage shall be reserved in favor of the Seller.

3.	Zahlungskonto	3.	Payment Account

a)	Treuhandkonto	a)	Escrow Account

Die Zahlung des Kaufpreises erfolgt binnen 5 Bankarbeitstagen nach Wirksamkeit dieses Vertrages, jedoch mindestens 2 Tage vor dem Obertragungsstichtag, auf ein von der Sachwalterin hierfur eingerichtetes, nicht massezugehoriges Treuhandkonto bei der

Bank: Sparkasse Paderborn-Detmold

IBAN: DE16476501301010068516

BIC: WELADE3LXXX

(nachfolgend “Treuhandkonto” genannt)

The payment of the purchase price shall be executed within five (5) bank working days, after this Agreement becomes effective, however and at least two (2) days prior the Closing Date to an escrow account - not belonging to the insolvency assets - installed by the Administrator:

Bank: Sparkasse Paderborn-Detmold

IBAN: DE16476501301010068516

BIC: WELADE3LXXX

(hereinafter referred to as “escrow account”).

	Die Sachwalterin halt den Betrag treuhanderisch zur Abwicklung des Kaufvertrags gemar.. den nachfolgenden Bestimmungen und wird insoweit als Treuhanderin tatig. Die Kosten der Treuhandabwicklung durch die Sachwalterin tragt die Verkauferin.		The Administrator treats and holds this amount to be wired in trust in order to procure the execution of this Agreement according to the following provisions and will act as trustee. All arising costs related to this escrow service shall be borne by the Seller.

b)	Falligkeit des Kaufpreises	b)	Maturity of Purchase Price

	Der Kaufpreis fur die Kaufgegenstande ist 5 Bankarbeitstage nach dem Obertragungsstichtag, jedoch nicht vor der finalen Feststellung der Anlagen 7 und 8 durch die Kauferin oder den Schiedsgutachten gemar.. Teil B § 1 Ziff. 3. c), zur Zahlung fallig.		The Purchase Price for the assets shall become due within five (5) bank working days upon the transfer period, however not until the final assessment and determination of Exhibits 7 and 8 by the Purchaser or by the arbitrator pursuant to Section B, § 1 No. 3 lit. c).

4.	Eigentumsvorbehalt	4.	Reservation of proprietary rights

	Die Einigung Ober den Obergang des Eigentums ist aufschiebend bedingt mit der vollstandigen Bezahlung des Kaufpreises und der Stellung einer Sicherheit im Umfang des maximalen Betrages, der sich aus dem Sozialplan gemar.. Anlage 18 ergebenden und von der BetriebsObernehmerin EMS zuerstattenden Kosten. Zwischen Verkauferin und der Kauferin wird insofern ein unentgeltlichesBesitzmittlungsverhaltnis ab Obertragungsstichtag vereinbart. Die Kauferin ist darOber hinaus berechtigt, die Kaufgegenstande ab demUbertragungsstichtag im ordnungsgemaP.,en Geschaftsverkehr einzusetzen und zu nutzen. Soweit der Kaufpreis fur die Kaufgegenstande mit entsprechender Erfullungsbestimmung und Sicherheit Ober einen Betrag im Umfang der maximal durch die BetriebsObernehmerin EMS zu tragenden Sozialplankosten gemaP., Anlage 18 gezahlt bzw. gestellt sind, geht das Eigentum an den Gegenstanden des Kaufgegenstandes gemaP., Teil B § 1 auf die Kauferin Ober		The consent regarding the transfer of property is under the condition precedent upon the complete payment of the purchase price as well as providing securities related to the maximum amount which can be derived from the social plan as set out in Exhibit 18 and which shall be covered by the Transferee EMS. With that regard, an indirect and free of charge possession agreement ( Be sitzmittlungsverhaltnis) shall be concluded between the Seller and the Purchaser as of transfer period. Furthermore, the Purchaser shall be entitled to use these assets within the course business. In the event that the Purchaser meets the aforementioned condition precedent (complete payment of the purchase price as well as providing securities related to the maximum amount which can be derived from the social plan as set out in Exhibit 18) the property of assets shall be transferred to the Purchaser pursuant to Section B, § 1.

5.	Verzicht auf Aufrechnung und Zuri.ickbehaltung	5.	Waiver reg. set-off and retention

	Die Kauferin bzw.die BetriebsObernehmerin sind, soweit nicht ausdrOcklich in diesem Vertrag zugelassen, nicht berechtigt, gegen den Kaufpreis sowie die Sozialplankosten oder Teile davon ganz oder teilweise aufzurechnen oder ganz oder teilweise ein ZurOckbehaltungsrecht daran geltend zu machen oder den Kaufpreis sowie die Sozialplankosten zu mindern, es sei denn, die Gegenforderung ist rechtskraftig festgestellt oder die Verkauferin hat die Gegenforderung schriftlich anerkannt.		The Purchaser resp. the Transferees EMS and WL are not entitled - insofar as not otherwise agreed - to set-off against the purchase price neither against costs arising out of the social plan, nor against parts to set-off entirely or partially, nor to execute any retention rights hereto related (entirely/ partially). Furthermore, the Purchaser is not entitled to reduce the costs arising out of the social plan, except the counter claim is legally binding/ undisputed or has been approved by the Seller in writing.

§ 4	Steuern	§ 4	Taxes

	Die Parteien gehen davon aus, dass der Verkauf und die VerauP.,erung der Kaufgegenstande nach diesem Vertrag eine GeschaftsverauP.,erung im Ganzen unter Unternehmen im Sinne des § 1 Abs. 1a Umsatzsteuergesetz (,,UStG”) darstellt. Die Parteien gehen daher davon aus, dass die VerauP.,erungder Kaufgegenstande nicht umsatzsteuerbar ist. Im Kaufpreis ist daher auch keine Umsatzsteuer enthalten.		The Parties consider this transaction as a sale and transfer of assets as sale of the entire business operation pursuant to Section 1 No. 1 lit. a) of the German Sales Tax Act (UStG). Therefore, the Parties consider this transaction to be released from any VAT. Therefore, no VAT will be included within the Purchase Price.

	Sollte das zustandige Finanzamt der Kauferin durch bestandskraftigen Steuerbescheid feststellen, dass es sich entgegen dieser Annahme bei der in diesem Vertrag geregelten VerauP.,erung ganz oder teilweise nicht um eine (nicht steuerbare) GeschaftsverauP.,erung im Ganzen i. S. d. § 1 Abs. 1a UStG handelt, hat die Kauferin zuzoglich zum Kaufpreis bei Falligkeit die gesetzliche Umsatzsteuer mit folgender Mar..gabe an die Verkauferin zu bezahlen: Die Verkauferin verpflichtet sich, die Kauferin zu informieren, wenn sie von einer entsprechenden Einschatzung der Finanzbehorden erfahrt; im Obrigen verpflichtet sich die Verkauferin, Rechtsmittel gegen eine solche Einschatzung auszuschopfen		In the event the responsible tax office of the Purchaser should determine by a undisputed notice of tax assessment that this transfer shall not be deemed as transfer (entirely/ partially) pursuant to the provisions of Section 1 No. 1 lit.of the German Sales Tax Act (UStG), the Purchaser is obliged to pay the VAT additionally at due date according to the following provisions: The Seller is obliged to give the Purchaser notice if it gets notice from an according assessment of the responsible tax office, furthermore the Purchaser is obliged to file an objection against such tax assessment of its responsible tax office.

	Der unter Teil B § 3 vereinbarte Kaufpreis erhoht sich um die gesetzliche Umsatzsteuer, in der jeweils geschuldeten Hohe, soweit auf die Kaufgegenstande Umsatzsteuer geschuldet wird. Die sich hiernach ergebenden Betrage sind unverzuglich nach Obergabe einer ordnungsgemar..en, den Vorgaben der §§ 14, 14a UStG genOgenden Rechnung zur Zahlung von der Kauferin an die Verkauferin fallig, frOhestens jedoch mit Falligkeit des Kaufpreises.		The agreed purchase price pursuant to Section B, § 3 shall increase in the amount of the VAT to be paid accordingly, insofar as VAT is due. These herewith arising amounts become due immediately after handing over a duly recipe pursuant to the pursuant to the provisions of Sections 14, 14a German Sales Tax Act (UStG) from the Purchaser to the Seller. However, these amounts become due upon due-date of the purchase price, at the earliest.

	Die Kauferin bestatigt hiermit der Verkauferin, dass sie Unternehmerin im Sinne des UStG ist, die Vermogensgegenstande tor ihr Unternehmen erwirbt und beabsichtigt, das im Zusammenhang mit den Kaufgegenstanden erworbene Unternehmen der Gesellschaft mit der BetriebsObernehmerin EMS bzw. der BetriebsObernehmerin WL als Betriebsgesellschaft bzgl. der von den jeweiligen Gesellschaften Obernommenen Betriebsteile tor den Betrieb der Verkauferin fortzufuhren.		The Purchaser herewith confirms its capacity as a company according to the provisions of German Sales Tax Act (UStG), that it purchases these assets for its company and that it furthermore intends to continue these parts of operational business of the Seller together with its Transferees EMS resp. WL.

§ 5	Gewahrleistung	§ 5	Warranties

1.	Gewahrleistungsausschluss	1.	Exclusion of Warranties

	Der Verkauf der Kaufgegenstande erfolgt, soweit nicht etwas Abweichendes ausdrOcklich vereinbart ist, ohne jegliche Gewahrleistung tor Sach- und Rechtsmangel alier Art. Mit Vertragsunterzeichnung bestatigt die Kauferin, dass sie ausreichend Zeit und Gelegenheit hatte, sich Ober alle Kaufgegenstande zu informieren. Soweit der Verkauferin jedoch noch GewahrleistungsansprOche an den Kaufgegenstanden gegenOber Vorlieferanten zustehen, tritt sie diese mit Wirkung vom Obertragungsstichtag an die dies annehmende Kauferin ab, jedoch ohne Gewahr tor Bestand und Durchsetzbarkeit solcher AnsprOche.		The sale of these assets shall be executed under exclusion of all warranties related to material defects and defects of title of all kind - insofar as not otherwise agreed -. The Purchaser herewith co firms that it has had adequate time and facilities in order to assess these assets. In the event the Seller holds any warranties related to these assets against sub suppliers, the Seller shall assign these claims to the Purchaser as of transfer period. The Purchaser accepts this kind of assignment. However, the Seller does not guarantee the enforceability of such claims.

2.	Zustand der Gegenstande	2.	State of the Assets

	Die Verkauferin Obergibt die verkauften Gegenstande in dem Zustand, in dem sich diese bei Abschluss des Vertrages befinden unter BerOcksichtigung der bis zum Obertragungsstichtag erfolgenden betriebsgewdhnlichen Abnutzung. Die Verkauferin garantiert den Erwerbern, dass die Verkauferin Ober keine lnformationen verfOgt, aus denen sich ergibt, dass diese zum Ubertragungs bzw. BetriebsObergangsstichtag tariflichen Bindungen unterlag, die sich nicht aus der Anlage 14 entnehmen!assen.		The Seller transfers the sold assets at the current state given as of signing this Agreement, this by considering the usual deterioration caused by the operational use of these assets until the transfer pe riod. The Seller herewith guarantees to the Purchaser that it does not have any information from which it may result that the assets did underlie any tariff binding measures upon, which cannot be de rived from Exhibit 14. As of Closing Date, the working capital pursuant to Section B § 1 para 3 shall not be less than EUR 8,200.000,00 with regard to the value of raw materials, (un)finished products and down-payments/pre-payments.

	Das Umlaufvermogen gemar.. Tei! B § 1 Ziff. 3. hat zum Obertragungsstichtag mindestens EUR 8,2 Mio. betreffend Rohmaterial, fertige und unfertige Erzeugnisse samt Handelswaren mindestens und die Anzahlungen und Vorkassen zu betragen.

3.	Beschaffenheit der Kaufgegenstande	3.	Characteristics of the Assets

	Lnsgesamt sind bestimmte Beschaffenheiten der Kaufgegenstande nicht zugrunde gelegt. Garantien i. S. d. §443 BGB werden Ober die sich aus vorstehender Ziff. 2 ergebende Garantie hinaus nicht Obernommen. Zusicherungen oder Beschaffenheitsvereinbarungen aur..erhalb dieses Vertrages sind nicht gegeben warden. Eine Beschaffenheitsvereinbarung oder Garantie hinsichtlich Umsatz, Ertrag oder sonstige Leistungsfahigkeit des Geschaftsbetriebes wird nicht abgegeben. Eine Gewahrleistung hierfOr wird von der Verkauferin ebenfalls nicht Obernommen.		The Parties do not agree on any particular characteristics regarding the assets. There will not be any guarantees assumed pursuant to Section 443, which exceed the guarantee pursuant to the aforementioned Section 2. There are no further guarantees or any other quality agreements. No quality agreement shall be concluded with regard to revenue, earnings or any other performance re grading the operational business, nor will there be any hereto-related guarantees be assumed by the Seller.

4.	Abtretung der Anspri.iche	4.	Assignment of Claims

	Die Verkauferin tritt der Kauferin samtliche AnsprOche, die sie bezOglich der Kaufgegenstande gegen Dritte (einschlie13,lich solcher aus Versicherungen) hat, aufschiebend bedingt durch die entsprechende Teilkaufpreiszahlung an die Kauferin ab. Periodenbezogene Zahlungen der Verkauferin (z.B. Versicherungspramien) sind zeitanteilig zum Obertragungsstichtag abzugrenzen und der Verkauferin zu erstatten.		The Seller assigns to the Purchaser all claims against third parties being related to the assets (including claims arising out of insurance coverage). This upon the condition precedent of effecting the purchase price partially. Period-related payments of the Seller (e.g. insurance rates) shall be refunded in favor of the Seller, pro rata temporis in relation to the transfer period.

5.	Haftungsbeschrankung der Verkauferin	5.	Limitation of the Seller’s liability

	Die Haftung der Verkauferin ist insgesamt beschrankt auf die Summe des Kaufpreises und des Gesamtbetrages der Kosten fur den die Betriebsubernehmerin EMS die Verkauferin gemar., Teil C § 2 freihalten muss, es sei denn die Haftung beruht auf Vorsatz. Die Haftungsbeschrankung erfasst nicht eine Haftung fur Schaden aus der Verletzung des Lebens, des Korpers oder der Gesundheit, die auf einer fahrlassigen Pflichtverletzung der Verkauferin oder ihrer Erfullungsgehilfen beruht. Die Haftungsbeschrankung bezieht sich auch nicht auf die Haftung fur sonstige Schaden, die auf einer vorsatzlichen oder grob fahrlassigen Pflichtverletzung der Verkauferin oder ihrer Erfullungsgehilfen beruhen.		The Seller’s liability shall be limited to the amount of the purchase price and the total amount of costs which shall be covered by the Transferee EMS in favor of the Seller pursuant to Section C, § 2, unless the liability is based on intent. This limitation of liability does not apply regarding any damages of life, body or health, which result from a negligent in fringement of the Seller or its vicarious agents. Furthermore, this limitation does not apply to any other damages which result from intent and gross negligent in fringements of the Seller or its vicarious agents.

6.	Gefahr der zufalligen Untergangs	6.	Risk of accidental loss or accidental deterioration

	Die Gefahr des zufalligen Untergangs oder der zufalligen Verschlechterung der Kaufgegenstande tragt ab dem Obertragungsstichtag die Kauferin. Fur den Fall des Verlustes oder der Beschadigung des Kaufgegenstandes vor dem Obertragungsstichtag tritt die Verkauferin - unter der Bedingung der entsprechenden Teil-Kaufpreiszahlung - alle Anspruche, insbesondere Schadensersatz- und Versicherungsanspruche, die sie wegen oder im Zusammenhang mit diesem Verlust oder der Beschadigung erzielt, mit ihrer Entstehung an die Kauferin ab. Im Obrigen gelten die hier vereinbarten Regelungen.		As of transfer period the Purchaser shall bear the risk of accidental loss or accidental deterioration. In the event of any loss or damage of the assets prior transfer period the Seller assigns - upon condition precedent of effecting the purchase price partially by the Purchaser - all claims, particularly damage- and insurance claims, which arise from loss or damage upon accrual to the Purchaser. Furthermore, contractual agreed provisions shall apply.

7.	AbschlieBende Regelung	7.	Final Provisions

	Die Parteien sind sich einig, dass dieser Vertrag die Rechtsfolgen von Verletzungen dieses Vertrages abschlieP.,end regelt und der Kauferin wegen einer Verletzung dieses Vertrages nur die hierin geregelten Anspruche mit den hierin geregelten Rechtsfolgen zustehen.		The Parties agree that all legal consequences related to the infringement of provisions of this Agreement are regulated by this Agreement exhaustively and in the event of any infringement, the Purchaser may only claim for remedy if so agreed within this Agreement.

§ 6	Warenbestellungen	§ 6	Order of Goods

	Verpflichtungen aus einzelnen Warenbestellungen aus der gewohnlichen Geschaftstatigkeit der Verkauferin, die Teil einer Stuckliste zur Erfullung eines bestehenden Kundenauftrages bzw. eines verbindlichen Forecasts sind und die in der Zeit bis zum Obertragungsstichtag begrundet und noch nicht bezahlt worden sind, werden von der Betriebsubernehmerin EMS anstelle der Verkauferin vollstandig erfullt. Diesem Vertrag ist als Anlage 15 eine Liste der Warenbestellungen zu lnformationszwecken beigefugt. Hieraus ergibt sich die Definition der zu ubernehmenden Verpflichtungen aus Warenbestellungen.		Obligations arising out of single orders of goods and being part of a bill of materials resulting out of an existing customer order or out of a binding forecast both as of transfer period and which have not been covered so far, shall be fulfilled by the Transferee EMS entirely, instead by the Seller. According to the attached Exhibit 15, these obligations arising out of orders and to be covered can be derived therefrom for informational purposes.

§ 7	Wirtschaftliche Abgrenzung	§ 7	Economic Classification

	Ab dem Obertragungsstichtag steht der Betriebsubernehmerin das Ergebnis aus der Fortfuhrung des verkauften Geschaftsbetriebs zu, unabhangig davon, wohin im Nachgang Zahlungen von Kunden erfolgen. Zahlungen auf Altforderungen, die nicht mitverkauft werden, verbleiben in der Masse. Zahlungen, die auf ab dem 0bertragungsstichtag begrundete Forderungen erfolgen, stehen der Betriebsubernehmerin zu. Soweit Kunden fehlerhaft Zahlungen auf solche letztgenannten Forderungen auf die Konten der jeweils anderen Vertragspartei leisten, sind solche Zahlungseingange zu saldieren und monatlich auszugleichen. Die jeweils zahlungsverpflichtete Partei macht gegen die Auskehr keine Zuruckbehaltungsrechte, Aufrechnungen, sonstige Erfullungssurrogate oder Einwendungen/Einreden geltend. Die Betriebsubernehmerin und Verkauferin werden die Kunden unverzuglich nach Unterzeichnung dieses Kaufvertrags Ober die Obertragung informieren und auf den Kontowechsel hinweisen, wobei die Verkauferin dies nur in Abstimmung mit der Betriebsubernehmerin unternimmt. Zahlungen auf Dauerschuldverhaltnisse werden nach Mal3.gabe des Obertragungsstichtages zeitlich abgegrenzt.		As of transfer period the Transferees are entitled to earnings arising from continued operations of the sold business operation, this without regard to which ac count payments have been effected by the Seller’s customers. Payments regarding former debts, which are not sold pursuant to this Agreement to the Purchaser, remain with the insolvency as sets. Payments regarding debts construed as of transfer period belong to the Transferees. In the event customers do affect these payments wrongly to false accounts, such cash-in-flows must be balanced and compensated accordingly on a monthly basis. The according Party being obliged to effect such compensation shall not be entitled to set-off, nor to claim for any retention, nor claim any objections against these compensation claims. Transferees and Seller will in form the customers immediately as of signing regarding this transfer and the amendment of banking accounts. Whereas the Seller will take this action only after prior coordination with the Transferees. Payments regarding continuing obligations shall be delimited with regard to the transfer period.

§ 8	AbwicklungsmaBnahmen und Auf- bewahrungspflichten	§ 8	Resolution Measures and Retention Obligations

1.	Pflichten der Kauferin und der Betriebsubernehmerinnen	1.	Obligations of Purchaser and the Transferees

a)	Die Betriebsubernehmerinnen EMS und WL stellen der Verkauferin die fur die Abwicklung des lnsolvenzverfahrens erforderlichen raumlichen, sachlichen und personellen Mittel in den jeweilig ubernommenen Betrieben auch Ober den Obertragungsstichtag hinaus und in angemessenen Umfang unentgeltlich zur Verfugung. Hierbei wird auf die Abwicklungsnotwendigkeiten in den lnsolvenzverfahren ebenso angemessen Rucksicht genommen wie auf die lnteressen der jeweiligenBetriebsObernehmerin. Produktionsbedingte Personaldispositionen haben Vorrang. Nach Ablauf van drei Monaten nach dem Obertragungsstichtag einigen sich die Parteien Ober eine angemessene Abgeltung fur den Zeitraum ab dem Obertragungsstichtag.	a)	The Transferees EMS and WL will provide to the Seller all facilities (personal, premises, etc.) within the transferred business operations being necessary for the resolution of the insolvency proceedings, even after the transfer period and free of charge. Both Parties do take mutual care regarding the necessity of re solving the insolvency proceedings as well as regarding continuing the operational business. Product related personal management shall be treated with priority. With the expiry of three (3) months after the transfer period the Parties will agree on an adequate compensation regarding the time-frame after the transfer period.

b)

Die Kauferin Obernimmt unentgeltlich samtliche am Obertragungsstichtag vorhandenen Geschaftsakten der insolvenzbefangenen Gesellschaft und bewahrt diese im Rahmen der gesetzlichen Aufbewahrungspflichten und

-fristen ordnungsgemaf!, auf. Die Verkauferin ist berechtigt, im Rahmen des lnsolvenzverfahrens benotigte Unterlagen insbesondere fur PrOfungen der Verkauferin durch den Pensionssicherungsverein oder das Finanzamt, in Besitz zu nehmen, wobei dies keine betrieblichen Ablaufe (wie z.B. Rechnungserstellung) hindern darf, ggf. sind Kopien auf Kosten der Verkauferin zu erstellen; die Kauferin ist verpflichtet, die Geschaftsunterlagen wieder zurOckzunehmen. Die Kauferin bestatigt, dass ihr die einschlagigen gesetzlichen Vorschriften und Fristen bekannt sind. Nach Ablauf der Fristen darf die Kauferin die Akten vernichten, wobei die Kosten der Vernichtung die Kauferin tragt. Vorgenanntes gilt entsprechend fur die Aufbewahrung der elektronischen Geschaftsdaten, wobei lediglich die ZurverfOgungstellung der Datentrager, jedoch nicht die softwareseitige Zugriffsmoglichkeit auf die Oaten durch die Kauferin gewahrleistet wird.

		b)	The Purchaser assumes all existing business files of the Company as of transfer period free of charge and will keep them within the statutory obligation and period of retention. The Seller is en titled to request possession of these business files, particularly related to the Seller’s assessment by the pension protection fund or the tax office, if so required with regard to the ongoing insolvency proceedings. However, this may not interfere with the ongoing business operations (e.g. accounting, invoicing). Eventually copies must be made of these required documents. Afterwards the Purchaser is obliged to take these documents back. The Purchaser con firms that it has knowledge regarding the statutory obligation and period of retention and that it will destroy such documents/ records after expiry of the statutory period of retention. The aforementioned applies to all electronic data as well. Whereas the Purchaser only shall grant access to the data carriers and not grant, any further access attached to software.

2.	Pflichten der Verkauferin	2.	Obligations of the Seller

a)	Die Verkauferin wird sich darum bemOhen, den gemaP., diesem Kaufvertrag verkauften Geschaftsbetrieb bestmoglich auf die Kauferin Oberzuleiten. Die Verkauferin wird dazu bis zum Obertragungsstichtag alles ihr Mogliche tun, um den Goodwill fur die Kauferin zu erhalten, z. B. wird sie im kartellrechtlich zulassigen Rahmen auf Verlangen der Kauferin und in inhaltlicher Abstimmung mit dieser die Kunden anschreiben und auf die Fortsetzung des Geschaftsbetriebs durch die Kauferin hinweisen oder bei der Obertragung van Genehmigungen mitwirken.	a)	The Seller will take its best efforts to ensure the transition of the acquired business operation at best practice. The Seller will take its best efforts to retain the Goodwill of the company as of transfer period, e.g. the Seller will contact all customers under coordination with the Purchaser and inform the customers about the ongoing business operation performed by the Purchaser or will take its best efforts regarding the assignment of statutory approvals. This by complying with the provisions of competition law.

b)

Die Verkauferin ist verpflichtet, die Kauferin Ober alle wesentlichen Ereignisse bis zum Obertragungsstichtag zu informieren, insbesondere solche, die die Vermogens-, Finanz- oder Ertragslage oder den Geschaftsbetrieb Geschaftsaussichten beeinflussen konnen.

oder die wesentlich

			The Seller is obliged to inform the Purchaser with regard to any fundamental and occurring events as of transfer period, particularly with regard to the company’s financial situation or with regard to the business operation, which may influence the business forecast in general.

c)

Die Verkauferin gestattet der Kauferin ab Abschluss dieses Kaufvertrages bis zum Obertragungsstichtag wahrend der Oblichen Geschaftszeiten nach vorheriger Anmeldung Zugang zu den Geschaftsraumen, um sich Ober den Geschaftsgang informieren zu konnen.

		c)	After conclusion of this Agreement the Purchaser grants to the Seller access to all business premises, during usual business hours and upon prior notice to be given by the Seller to the Purchaser. This only until the transfer period and only related to information regarding the company’s course of business.

d)

Die Verkauferin verpflichtet sich, d) unverzuglich nach Unterzeichnung dieses Vertrages die Oberweisungen der Gehalter an samtliche Arbeitnehmer (einschlieP-.lich Auszubildender) der Verkauferin fur den Monat Mai 2016 (einschlieP-.lich samtlicher Sozialversicherungsbeitrage und anderen Arbeitgeberleistungen) sowie der Signing Fees fur die Arbeitnehmer, die in den Listen der Anlagen 20a und b genannt sind und die die Gehaltsverzichtsvereinbarung gemaP-. Anlage 21 unterzeichnet haben, unwiderruflich von einem Konto der Verkauferin mit ausreichender Deckung in Auftrag zu geben.

After signing this Agreement, the Seller is herewith obliged to wire all employee’s (including apprentices) wages (including social security tax and further labor services) related to May 2016 as well as these signing fees to these employees being named in Exhibit 20a and Exhibit 20b and who have signed the salary waiver agreement pursuant to Exhibit 21. The wire of wages and compensation has to be affected from a Seller’s banking account with sufficient coverage.

	Teil C		Section C

§ 1	Betriebsvereinbarung	§ 1	Operating Agreement

	Die Verkauferin hat mit dem Betriebsrat die sich aus der Anlage 16 ergebende Betriebsvereinbarung abgeschlossen, mit der alle bestehenden Betriebsvereinbarungen mit sofortiger Wirkung beendet werden, soweit diese nicht in der Anlage 16 enthalten sind		The Seller and the works council made an agreement in the form of Exhibit 16 which immediately terminated all operating agreements unless the ones listed in Exhibit 16.

§ 2	lnteressenausgleich und Sozialplan	§ 2	Balance of Interests and Social Plan

	Die Verkauferin hat mit dem Betriebsrat den einen als Anlage 17 beigefugten lnteressenausgleich, der eine Reduktion der Anzahl der Arbeitsplatze auf insgesamt 136 Arbeitnehmer plus 5 Auszubildende Ueweils Kopfzahl) und zur Kundigung aller in der Namensliste des lnteressenausgleichs aufgefuhrten Arbeitsverhaltnisse abgeschlossen. Danach werden 16 Arbeitsplatte im neuen Betrieb ,,WL” und 120 Arbeitsplatze und 5 Auszubildendenstellen im neuen Betrieben ,,EMS” bestehen bleiben. Zudem hat die Verkauferin aufschiebend bedingt auf den Eintritt der Wirksamkeit dieses Vertrages mit dem Betriebsrat den als Anlage 18 beigefugten Sozialplan abgeschlossen. Gegenstand des Sozialplans ist die Aufforderung an die auf der Namensliste stehenden Mitarbeiter zum Wechsel in eine Transfergesellschaft bis zum 31.05.2016. Die ErfOllung der der Verkauferin gegenOber der Transfergesellschaft entstehenden Zahlungspflichten wird von der BetriebsObernehmerin EMS bis zu dem sich aus der als Anlage 18 ergebenden maximalen Volumen durch Stellung einer Sicherheit gewahrleistet.		The Seller and the works council agreed on a balance of interests plan attached as Exhibit 17 regarding the reduction of existing jobs to in total 136 employees plus 5 apprentices (as headcount each) and termination of all the employment relationships listed in the name list of the balance of interests plan. Therefore 16 workplaces will re main in the new company “WL” and 120 workplaces and 5 apprentice positions will remain in the new company “EMS”, The balance of interests plan is subject to the suspensive condition of the effectiveness of this Agreement. Further more the Seller agreed on a social plan in the form of Exhibit 18 with the works council subject to the suspensive condition of the effectiveness of this Agreement. The subject of the social plan will be the request to be carried over into a transfer company to all employees listed in the name list until 31 May 2016. The fulfilment of the payment obligations of the Seller to the transfer company will be guaranteed by the transferee EMS by lodging a security in the maximum amount as defined in Exhibit 18.

Die BetriebsObernehmerin EMS verpflichtet sich gegenOber der Verkauferin zur Freihaltung von den sich aus dem Sozialplan gemar.. Anlaqe 18 ergebenden Kosten, insbesondere Remanenzkosten und die Kosten der Qualifizierungsmar..nahmen abzOglich der Startfinanzierung gemar.. Teil C § 3. Diese sind der Verkauferin von der BetriebsObernehmerin monatlich in dem tatsachlich entstehenden Umfang, insgesamt maximal jedoch in Hohe von EUR 1.532.037,34 zzgl. gesetzlich gOltiger Umsatzsteuer zu erstatten, nach der Kalkulation gemar.. Anlage 18a. Die BetriebsObernehmerin EMS ist stets berechtigt, diese Zahlungen direkt an die Transfergesellschaft zu leisten. Die BetriebsObernehmerin EMS ist berechtigt, von gemar.. dieser Regelung zu erstattenden Betragen, solche, die ihr bezuglich der Arbeitsverhaltnisse von solchen Arbeitnehmern, die in der Namensliste der Anlage 17 genannt sind und nicht zum Ablauf des 30.05.2016 zur Transfergesellschaft durch Abgabe eines Angebots gemar.. Anlage 19 gewechselt sind. Die Verkauferin hat in der Vereinbarung mit der Transfergesellschaft dafOr Sorge zu tragen, dass diese sich gegenOber der BetriebsObernehmerin EMS verpflichtet, die vorstehend genannte Sicherheit insoweit frei zu geben, wie die in der Anlage 18 genannten maximalen Kosten nicht mehr entstehen konnen, bzw. von einer der Parteien dieses Vertrages gezahlt wurden.

The transferee EMS undertakes to in demnify the Seller from all costs arising out of the social plan in the form of Exhibit 18, in particular remanence costs and the costs of the qualification measures deducting the initial financing pursuant to Section C.3. These costs are to be reimbursed monthly by the Seller, but subject to a maximum overall limit in the amount of EUR 1,532,037.34, plus VAT, according to the calculation as shown in Exhibit 18a. The transferee EMS is entitled to deduct payments with regard employees who are listed in the name list of Exhibit 18 and whose employment contracts have been terminated and not transferred to the transfer company by making an offer in the form of Exhibit 17 until 30 May 2016. The Seller is obliged to ensure that the transfer company undertakes towards EMS to re lease the security mentioned above in sofar as the maximum costs as defined in Exhibit 18 cannot accrue anymore or have been paid by a party of this Agreement.
§ 3	Transfergesellschaft	§ 3	Transfer Company

	Die Arbeitsverhaltnisse in der Transfergesellschaft sind auf die Dauer von 6 (sechs) Monaten befristet. Das Vertragsangebot wird neben dem Transferkurzarbeitergeld zudem eine Aufstockungszahlung auf das Transferkurzarbeitergeld vorsehen, die den Mitarbeitern eine Absicherung auf 80 % bzw. 87% bei Arbeitnehmern mit unterhaltsberechtigten Kindern des letzten monatlichen Nettoeinkommens gewahrleistet.		The employment contracts in the transfer company are limited to 6 (six) months. The contract offer will besides short-time compensation contain a top up payment which will secure a payment for the employees in the amount of 80%, respectively 87 % for employees with dependent children, of their last monthly net income

Die Transfergesellschaft wird fur jeden Mitarbeiter Oualifizierungsma nahmen in dem sich aus der Anlage 18 ergebenden Umfang anbieten. Die Verkauferin ist verpflichtet, bei Wirksamkeit dieses Vertrages von jedem der in der Namensliste des lnteressenausgleichs genannten Arbeitnehmer das Angebot auf Abschluss einer Vereinbarung Ober die Beendigung des Arbeitsverhaltnisses zur Verkauferin und zur BegrOndung eines Arbeitsverhaltnisses zur Transfergesellschaft gema Anlage 19 anzunehmen. Die Verkauferin ist verpflichtet, fur jeden Mitarbeiter von der Namensliste der Anlage 17, der nicht in die Transfergesellschaft wechselt, an die Transfergesellschaft eine Startfinanzierung im Umfang von EUR 25.900,- netto zu zahlen, mithin einen Gesamtbetrag von EUR 880.600,00 zzgl. Gesetzlich gOltiger Umsatzsteuer (nachfolgend insgesamt Startfinanzierung”).Die Zahlung hat unverzOglich nach Unterzeichnung dieses Vertrages zu erfolgen.

The transfer company will offer qualification measures for every employee to the extent shown in Exhibit 18. When this Agreement becomes effective the Seller is obliged to offer a termination agreement regarding the employment with the Seller with the offer of a new employment contract with the transfer company in the form of Exhibit 19 to every employee listed in the name list of the balance of interests plan. The Seller is obliged to pay an initial payment in the amount of EUR 25,900.00 net, i. e. a total amount of EUR 880,600.00 plus VAT (hereinafter: “initial financing”) for each employee listed in the name list of Exhibit 17 who is not transferred to the transfer company. The payment becomes due immediately after the signing of this Agreement.

§ 4	Ki.indigung	§ 4	Termination

Im Falle der Wirksamkeit dieses Vertrages wird die Verkauferin entsprechend der Weisungen der jeweiligen BetriebsObernehmerin alien auf der Namensliste (Anlage 17) enthaltenen Mitarbeitern, die nicht in die Transfergesellschaft wechseln, die betriebsbedingte Kundigung des Arbeitsverhaltnisses aussprechen. Soweit aufgrund eines Sonderkundigungsschutzes erforderlich (z. B. weil zuvor eine behtirdliche Zustimmung einzuholen ist), werden die KOndigungen dementsprechend erst spater ausgesprochen werden.

In the event of the effectiveness of this Agreement and according to the instructions of the respective Transferee the Seller will terminate the contracts for operational reasons of all employees listed in the name list who are not transferred to the transfer company (Exhibit 17). Insofar as a governmental approval is required because of special protection against dismissal the contracts will be terminated at a later according to this.

§ 5	Liste der vom Obergang umfassten Arbeitnehmer, Unterrichtungsschreiben	§ 5	List of transferred employees, infor mation notice

Die Kaufvertragsparteien stellen fest, dass der Erwerb der beiden Betriebsteile jeweils einen BetriebsteilObergang gem. § 613a BGB auf die Betriebsubernehmerin EMS bzw. Betriebsubernehmerin WL zum Obertragungsstichtag ausltist. Die Anlagen 20a und b enthalten Listen derjenigen Arbeitnehmer, die zum Obertragungsstichtag im Arbeitsverhaltnis zur Verkauferin stehen und vom jeweiligenBetriebsteilObergang gem. § 613a BGB erfasst werden. Die in der Anlage 20a enthaltenen Arbeitsverhaltnisse sollen nach § 613a BGB mit alien Rechten und Pflichten ab dem Betriebsubergangsstichtag (Teil B § 2) auf die Betriebsubernehmerin EMS Obergehen. Die in der Anlage 20b enthaltenen Arbeitsverhaltnisse sollen nach § 613a BGB mit alien Rechten und Pflichten ab dem Betriebsubergangsstichtag (Teil B § 2) auf die Betriebsubernehmerin WL Obergehen. Die Verkauferin hat den in den Anlagen 20a und b genannten Arbeitnehmern zum Ablauf des 13.05.2016 im Rahmen einer Mitarbeiterversammlung ein Dokument einer ab dem 01.06.2016 wirkenden Gehaltsverzichtsvereinbarung gemaf?, Anlage 21 vorgelegt, soweit diese an der Mitarbeiterversammlung teilgenommen und das Dokument angenommen haben. Soweit die Arbeitnehmer nicht teilgenommen oder das Dokument nicht angenommen haben, hat die Verkauferin die Dokumente per Boten an die Heimatadresse der Arbeitnehmer zugestellt. Alie Arbeitnehmer hatten bis zum 20. Mai 2016 Zeit, ggO. der Verkauferin ein Angebot auf Abgabe der Gehaltsverzichtsvereinbarung abzugeben.

The parties acknowledge that the purchase of both of the operational busi ness parts is a transfer of undertakings to the transferee EMS respectively transferee WL in accordance with § 613a BGB on the transfer date. Exhibits 20a and b of the document in-corporated by reference contain lists of employees who are employed with the Seller and its operational business parts at the transfer date and therefor are subject to the transfer of undertakings in accordance with § 613a BGB. The employment contracts listed in Exhib it 20a of the document incorporated by reference shall be transferred to the transferee EMS on the Business Trans fer Date (Section B § 2) in accordance with § 613a BGB. The employment con tracts listed in Exhibit 20b of the doc ument incorporated by reference shall be transferred to the transferee WL on the Business Transfer Date (Sec tion B § 2) in accordance with § 613a BGB. Within an employee meet ing the Seller offered a salary waiver agreement in the form of Exhibit 21 in sofar as the affected employees partici pated at this employee meeting and ac cepted that document. Insofar as the af fected employee did not accept at the aforementioned meeting, nor accepted the document, the Seller has delivered this document to the affected employ ee's address by messenger until 201h May 2016. All affected employees had the opportunity to propose a certain of fer towards the Seller and regarding the waiver of salary agreement until 201h May 2016.

Die Verkauferin wird den auf die BetriebsObernehmerin EMS sowie auf die BetriebsObernehmerin WL Obergehenden Arbeitnehmern zeitnah (Teil B § 2) ein Unterrichtungsschreiben gemar?, § 613a Abs. 5 BGB zumindest in Textform Obermitteln und zwar nach der Unterzeichnung dieses Vertrages sowie nach dem Abschluss des lnteressenausgleichsverfahrens. Den lnhalt des Schreibens, der an die Arbeitnehmer Obermittelt werden soil, werden die Parteien zuvor rechtzeitig abstimmen. Das lnformationsschreiben soil von beiden Parteien unterzeichnet werden.

The Seller will give information notice in text form to the employees transferred to transferee EMS and WL as soon as possible (Section B § 2) in accordance vvith § 613a (5) BGB, namely after sign ing of this Agreement and completion of the balance of interests procedures. The parties will agree on the content of the information notice in a timely man ner. The information notice shall be signed by both parties.

Die Parteien sind sich e1n1g, dass samtliche Verbindlichkeiten gegenuber Arbeitnehmern, insbesondere samtliche Entgeltanspruche und hier insbesondere Lahne und Gehalter, einschlier?,lich der zu entrichtenden Sozialversicherungsbeitrage, sowie sonstiger auf dem Arbeitsverhaltnis beruhender Anspruche bis zum BetriebsObergangsstichtag von der Verkauferin zu tragen sind, soweit sie wirtschaftlich den Zeitraum nach der lnsolvenzeraffnung und vor dem Betriebsubergangsstichtag (Teil B § 2) betreffen. Zur Klarstellung: Sofern Lahne erst am 10. des Folgemonats fallig werden und der Betriebsubergangsstichtag (Teil B § 2) bereits zuvor auf den Ersten des Monats fallt, wird die Verkauferin die Lahne fur den Monat, der dem Betriebsubergangsstichtag vorangeht, tragen (Beispiel: Sofern der Betriebsubergangsstichtag auf den 01.06.2016 fallt und die Lahne fur den Monat Mai 2016 erst am 10.06.2016 fallig werden, wird die Verkauferin die Lahne fur Mai 2016 tragen.).

The parties agree that any liabilities towards the employees, in particular any compensations, wages and sala ries including social security contribu tions as well as any other liabilities based on the employment relationships until the Business Transfer Date shall be borne by the Seller, so far as hey economically relate to the time period between the insolvency and the Busi ness Transfer Date (Section B § 2). For the avoidance of doubt: Insofar as wages become due at the 101h of the following month and the Business Transfer Date (Section B § 2) falls on the 1st of the month, the Seller will bear the wages for the month before the Business Transfer Date (Example: Inso far as the Business Transfer Date falls on 1 June 2016 and the wages for the month May 2016 become due on 1O June 2016, the Seller will bear the wages for the month May 2016.).

Hinsichtlich der Anspruche der Arbeitnehmer, die vor Eraffnung des lnsolvenzverfahrens erarbeitet wurden, gehen die Parteien auf der Grundlage der einschlagigen Rechtsprechung des Bundesarbeitsgerichts Obereinstimmend davon aus, dass Anspruche dieser Arbeitnehmer nur lnsolvenzforderungen nach § 38 lnsO darstellen und zur lnsolvenztabelle anzumelden sind. Derartige lnsolvenzforderungen werden von der Betriebsubernehmerin EMS bzw. WL nicht Obernommen. Die Abgrenzung erfolgt nach den Grundsatzen ordnungsmar!,iger Buchfuhrung und Bilanzierung.

With regard to the claims of employees which accrued before the opening of the insolvency procedures the parties agree on the basis of the judgements of the German Federal Labour Court, that claims of such employees are consid ered insolvency claims in accordance with § 38 lnsO and are to be registered in the insolvency table. The liability for such insolvency claims is not taken over by transferee EMS or WL. The de ferral is performed under observation of the principles for orderly accounting.

§ 6	Lohn- und Gehaltsanspri.iche ab dem Betriebsi.ibergangsstichtag	§ 6	Wages, compensations and salaries after the Business Transfer Date

Samtliche Lohn- und Gehaltsanspruche einschlier!,lich Arbeitgeberanteile zur Sozialversicherung, die ab dem Betriebsubergangsstichtag in Bezug auf die nicht auf der Namensliste des lnteressenausgleichs (Anlage 17) genannten Arbeitnehmer entstehen und den Betriebsteil EMS betreffen, tragt die Betriebsubernehmerin EMS. Gleiches gilt entsprechend fur die Betriebsubernehmerin WL.

The Transferee EMS is liable for all wage and salary claims including em ployer social security contributions in relation to the employees listed in the name list of the balance of interests plan (Exhibit 17) and to the part of the business transferred to EMS, which ac crue after the Business Transfer The same applies with the Transferee WL.

6.1 Die Betriebsubernehmerin EMS tragt die Kosten zu reduzieren, die der Betriebsubernehmerin EMS durch Lohn und Gehaltsanspruche einschliel!,lich der Arbeitgeberanteile zur Sozialversicherung oder Abfindungen entstanden sind, die ab dem Betriebsubergangsstichtag in Bezug auf die auf der Namensliste des lnteressenausgleichs (Anlage 17) genannten Arbeitnehmer bei der Betriebsubernehmerin EMS oder der Betriebsubernehmerin WL entstehen Jedoch maximal insgesamt in Hahe der geleisteten Startfinanzierung. Fur weitergehende Kosten (Lohn/ Abfindung) haftet die Verkauferin nicht.

The Transferee EMS will cover costs for all wage and salary claims including employer social security contributions and compensation payments in relation to the employees listed in the name list of the balance of interests plan (Exhib it 17), which accrued after the Business Transfer Date for the Transferee EMS or the Transferee WL. However to the maximum amount of the initial funding as mentioned above. Further costs re lated to salary/ severance payment are not covered by the Seller. In the event of any court proceedings the Seller shall litigate these proceedings pursuant to the Purchaser's instructions. The Transferee EMS shall remedy and compensate the Seller for any concluded settlement (e.g. severance pay ments/ salaries as of transfer period). The same applies for the Transferee WL, if employees belonging to WL's operational business are affected. Hereto related consultancy fees shall be borne by each party on its own.

Die Verkauferin wird etwaige gerichtliche Prozesse nach Vorgabe der BetriebsObernehmerin fuhren. Die BetriebsObernehmerin EMS erstattet der Verkauferin die Kosten aus etwaig abgeschlossenen Vergleichsvereinbarungen (z. B. Abfindungen, Lohn- und Gehaltskosten ab dem Tag des BetriebsObergangs). Gleiches gilt entsprechend fur die BetriebsObernehmerin WL, sofern es sich um Arbeitnehmer handelt, die dem Betriebsteil WL zuzuordnen sind. Anwaltskosten tragt in jedem Fall jede Partei fur sich..

	Teil D		Section D

§ 1	Aufschiebende Bedingungen und Ri.icktrittsrechte	§ 1	Suspensive Condition and rights of withdrawal

1.	Aufschiebende Bedingung Die Wirksamkeit dieses Vertrages steht unter der aufschiebenden Bedingung der Zustimmung des vorlaufigen Glaubigerausschusses; die Zustimmung wird durch die Sachwalterin mitgeteilt;	1.	Suspensive Condition The effectiveness of this Agreement is subject to the suspensive condition of consent of the creditors committee; notice of the consent is given by the administrator;

2.	Ri.icktrittsrecht Der ROcktritt vom Vertrag kann bis zum Ablauf des 24.05.2016 durch die jeweiligen Parteien ausgei.ibt werden, wenn folgende Sachverhalte alternativ nicht erfOllt sind:	2.	Right of Withdrawal The withdrawal from this Agreement may be excercised by each Party until the ending of 24th May 2016 if the circumstances as mentioned below are not fulfilled alternatively:

a)

des Abschlusses von Vertragen zur Beendigung des Arbeitsverhaltnisses zur Verkauferin und zur BegrOndung eines Arbeitsverhaltnisses zur Transfergesellschaft (nachfolgend ..Transfervertrag") durch mindestens 97% aller in der Namensliste des lnteressenausgleichs genannten Arbeitsverhaltnisse bis zum 30.05.2016. Der Transfervertrag hat mit dem sich aus der Anlage 19 ergebenden lnhalt zu erfolgen.

		a)

conclusion of a contract with the employees to terminate the employment contracts with the Seller and start new employment relationships with the transfer company (hereinafter "transfer contract") by at least 97 % of the employees listed in the name list of the balance of interests plan until 30 May 2016. The transfer contract has to be in the form of Exhibit 19.

b)

den Abschluss von Anderungsvereinbarungen gem. Anlage 21 zur Gehaltsreduzierung mit Wirkung ab dem 01.06.2016 durch mindestens 97 % aller in den Anlagen 20a und b genannten Arbeitnehmer bis zum 30.05.2016, sowie 100% der in der Anlage 20c genannten Arbeitnehmer.

		b)	conclusion of amendment agreements to reduce the salary as from 1 June 2016 in accordance with Exhibit 21 with at least 97 % of the employees listed in Exhibits 20a and b until 30 May 2016 and 100 % of the employees named in Exhibit 20c.

c)

der Neuabschluss des lnteressenausgleichs mit Namensliste gemar.. Anlage 17 sowie der Bestatigung des Sozialplans gemar.. Anlage 18 durch die Betriebsparteien nach Ertiffnung des lnsolvenzverfahrens, jedoch spatestens zum 24.05.2016.

		c)	the new conclusion of the balance of interests plan including the namelist ac cording to Exhibit 17 as well as the confirmation of the social plan according to Exhibit 18 by the parties to it af ter the opening of the insolvency pro ceedings, but at the latest on 24 May 2016.

d)

Zustimmung des Betriebsrats nach d)

Ertiffnung des lnsolvenzverfahrens und der Bestatigung des lnteressensausgleichs mit Namensliste gemaf3i Anlage 17 der Betriebsrat nach vollstandiger Information nach § 17 KSchG seine Zustimmung zur DurchfOhrung der Massenentlassung nicht bis zum Ablauf des 24.05.2016 erklart hat.

d)

in the event that after the opening of the insolvency proceedings and the confir mation regarding the balance of inter ests according to the list of names pur suant to Exhibit 17 the workers' council has not given its consent to mass dis missals as of 24th May 2016 and after duly note pursuant to Section 17 KschG.

f)	Kunden der Verkauferin mit einem Anteil am Gesamtumsatz der Verkauferin (ohne die Umsatze aus dem Betriebsteil WL) in Htihe von 70% (bemessen anhand der geplanten Umsatze im Zeitraum 01.06.2016 bis 31.05.2017) bzw. deren Rechtsnachfolger und/oder Unternehmen im selben Konzernverbund haben der Obertragung ihres bestehenden Rahmenvertrags oder Mengenkontrakts auf die Kauferin zugestimmt.	f)	customers of the Seller capturing 70 % of total revenues (without the revenues of the business part WL) of the Seller (calculated using the planned revenues in the time period between 1 June 2016 and 31 May 2017) respectively their le gal successors and/or companies of their company group approved the transfer of their framework agreements or quantity contracts to the Purchaser.

g)	des Nachweises durch die Verkauferin, dass das zu Ubertragende Nettoumlaufvermtigen (working capital) zum 21.05.2016 mindestens EUR 8,2 Mio. betragt. Der Nachweis hat durch der Kauferin zumindest in Textform bis spatestens 24.05.2016 zur VerfUgung gestellte und dem Ermessen der Kauferin nach geeignete Belege zu erfolgen.	g)	proof by the Seller that the net working capital (working capital) to be trans ferred on 21 May 2016 at least amounts to EUR 8.2 Million. The proof has to be provided by the Seller at least in textual form until at the latest 24 May 2016 in a form acceptable to the Buyer at its dis cretion.

3.	Weiteres Rucktrittsrecht	3.	Further Right of Withdrawal

	Den Parteien steht jeweils ein RUcktrittsrecht fur den Fall zu, dass bis zum 29.05.2016 nicht		The Parties are entitled to withdraw from that Agreement, each in the event that until 291hMay 2016 the following has not been fulfilled

a)	die Verkauferin und die a) Transfergesellschaft den Vertrag zur Obernahme von Mitarbeitern der Verkauferin in eine Transfergesellschaft unterschrieben haben;	a)	the Seller and the Transfer Company have not signed the agreement in order to assume the Seller's employees into a Transfer Company

b)

die Verkauferin und die Transfergesellschaft samtliche Vertragsangebote zum Wechsel in die Transfergesellschaft von den Arbeitnehmern angenommen haben, die auf der Namensliste der Anlage 17 genannt sind und ein solches Angebot gegenUber der Verkauferin abgegeben haben. Der Zugang der Annahmeerklarung bei den jeweiligen Arbeitnehmern ist insoweit nicht erforderlich.

b)

the Seller and the Transfer Company have accepted the employee's contrac tual offers to switch into the Transfer ees' operational business. This only re lated to employees enlisted in the name list pursuant to Exhibit 17 and pro posed and according offer towards the Purchaser. The Parties herewith waive the need for receiving a separate statement of acceptance

c)

die schriftliche Zustimmung des Vermieters No. 1 Paderborn Real Estate GmbH & Co. KG zum Abschluss eines Untermietvertrags zwischen der Verkauferin und den Betriebsubernehmerinnen EMS und WL, nach dessen Bestimmungen sie ihr die angemieteten Flachen zu den in Anlage 22 gemaP.. den im aktuellen Mietvertrag genannten wirtschaftlichen Bedingungen bis einschlieP..lich zum 30.09.2016 zur Verfugung stellt, vorliegt. Die Parteien sind sich einig, a) dass in diesem Untermietvertrag die gemaP.. Anlage 22 durch die Verkauferin zu zahlende Miete in jeweils durch die Betriebsubernehmerinnen EMS und WL zu zahlende monatliche Mietzahlung fur eine Flache von 10.000 m2 im Falle der Betriebsubernehmerin EMS und eine Flache von 5.000 m2 im Falle der Betriebsubernehmerin WL sowie einen jeweiligen Restrukturierungsbeitrag in Hohe der Differenz zu zahlen durch die Betriebsubernehmerinnen EMS und WL im Verhaltnis der von diesen untergemieteten Flachen zueinander aufgeteilt wird, b) dass die gemaP.. Anlage 22 durch die Verkauferin gestellte Sicherheit nicht von den Betriebsubernehmerinnen EMS und WL zu ubernehmen bzw. zu stellen ist. Hierzu ist von der Verkauferin die schriftliche Genehmigung der No. 1 Paderborn Real Estate GmbH & Co. KG vorzulegen. Kommt es zum Abschluss eines solchen Untermietvertrags, so haftet die jeweilige Betriebsubernehmerin allein gegenuber der Verkauferin im Hinblick auf die von ihr gemieteten Flachen. Die Haftung im AuP..enverhaltnis gegenuber der No. 1 Paderborn Real Estate GmbH & Co. KG verbleibt bei der Verkauferin.

	c)	written approval of the landlord No. 1 Paderborn Real Estate GmbH & Co. KG regarding the conclusion of the sub lease agreement between the Seller and the Transferees EMS and WL ac cording to which the rental space is provided until 301h September 2016 pursuant to the actual rental conditions as set out in Exhibit 22. It is the mutual understanding of the Parties a) that the rent being due in case of the Transferee EMS for the rental space in the amount of 10,000 qm and in case of the Trans feree WL in the amount of 5,000 qm as well as the overall restructuring fee shall be borne by the Transferees each in relation to their provided rental space, pro rata; b) that the security pro vided by the Seller pursuant to Exhib it 22 shall neither be covered nor as sumed by the Transferees EMS and WL. This being said the Seller must provide the written approval of No. 1 Paderborn Real Estate GmbH & Co. KG. In the event a conclusion of such sublease agreement takes place the according Transferee shall be liable to wards the Seller each related to the rented rentals space. External liabilities in relation to No. 1 Paderborn Real Es tate GmbH & Co. KG shall remain with the Seller.

d)

das schriftliche verbindliche Angebot des Vermieters No. 1 Paderborn Real Estate GmbH & Co. KG zum Abschluss eines neuen Mietvertrages zwischen dem Vermieter No. 1 Paderborn Real Estate GmbH & Co. KG und den Betriebsubernehmerinnen EMS und WL zur Anmietung einer Flache von 10.000 m2 im Falle der Betriebsubernehmerin EMS und einer Flache von 5.000 m2 im Falle der Betriebsubernehmerin WL in den derzeitigen Betriebsraumen der Verkauferin im Obrigen zu den Konditionen des aktuellen Mietvertrages der Verkauferin (Anlage 22) ab dem 01.10.2016 fur eine Laufzeit von 12 Monaten mit einer Option fur weitere 12 Monate vorliegt.

	d)	the written and binding offer of the land lord, No. 1 Paderborn Real Estate GmbH & Co. KG regarding the conclusion of a new rental agreement with the Transferess EMS and WL related to the rental of rental spaces in case of the Transferee EMS in the amount of 10,000 qm and in case of the Transfer ee WL in the amount of 5,000 qm within the current business premises of the Seller as well as with the same rental conditions as set out currently. Starting as of 1st October 2016 with a term of 12 months and furthermore an option for another 12 months, subsequently.

Im Fall der Ausubung des Rucktrittsrechts gewahren die Parteien die jeweils empfangenen Leistungen vollstandig zuruck, insbesondere zahlt die Sachwalterin unverzuglich den Kaufpreis vom Treuhandkonto an die Kauferin zuruck. Ein Recht zur Zuruckbehaltung, Aufrechnung, Geltendmachung von etwaigen Wertverlustausgleichsanspruchen, Schadensersatzanspruchen etc. haben die Parteien einschlieE>lich der Sachwalterin ausdrucklich nicht. Weitere Rechte als die Ruck gewahrrechte bestehen nicht.

In case of withdrawal from this Agreement ben efits received by both parties are to be re turned, in particular the Administrator pays the purchase price back from the escrow account. The parties, including the Administrator have no right to offset, retain or claim for damages, etc. Besides the return of benefits all other claims and remedies are excluded.

4.	Rucktrittsrecht mangels Sicherheit	4.	Right of withdrawal for lack of secu rity

Sollte die Kauferin nicht innerhalb der gema[l, Teil B § 3 Ziff. 1 i.V.m. 4 vereinbarten Frist die Zahlung auf das Treuhandkonto zur Sicherung des Kaufpreises vornehmen bzw. die Sicherheit fur die Transfergesellschaft bis zum 24.05.2016 gestellt sein, hat die Verkauferin ein Rucktrittsrecht. Es gelten sodann die Regelungen nach vorstehender Ziff. 2.

If the Purchaser does not pay to the escrow account within the time period defined in Section B § 3 No. 1 in ac cordance No. 4 to secure the purchase price the Seller resp. the according se curities in favour of the Transferees are provided until 24th May 2016, then the Purchaser has the right to withdraw from this contract. The provisions under No. 2 above then apply accordingly.

§ 2	Einheitlichkeit des Vertrages, Ruck trittsrecht	§ 2	Unity of the contract, Right of with drawal

Zwischen der Verkauferin und den Erwerbern besteht Einigkeit, dass samtliche Vertragsteile dieses Vertrages eine Einheit bilden. Die Verkauferin und die Erwerber sind daher berechtigt, von diesem Vertrag in seiner Gesamtheit zuruckzutreten, wenn die wesentlichen Pflichten von einer Vertragspartei in nur einem Vertragsteil nicht erfullt werden. Dies gilt insbesondere fur die Verkauferin, wenn die Kauferin mit der Kaufpreiszahlung mehr als zwei Wochen in Verzug gerat. Dieses Rucktrittsrecht erlischt erst nach Zahlung des in diesem Vertrag vereinbarten Kaufpreises. Der Rucktritt ist zu erklaren durch Einschreibebrief mit Ruckschein an die Kauferin.

The Seller and the Purchasers share the understanding that all parts of this Agreement form a unit. The Seller and the Purchasers are entitled to withdraw from this Agreement if the essential obligations of a party from only one part of this Agreement are not fulfilled. This in particular applies if the Purchaser is more than two weeks late with the payment of the purchase price. This right of withdrawal lapses only after payment of the purchase price agreed upon in this Agreement. The withdrawal is to be declared by registered letter to the with advice of delivery to the Seller.

Es gelten im Obrigen die Regelungen in Teil D § 1 Ziff. 3., mithin gewahren die Parteien im Fall der Ausubung des Rucktrittsrechts die jeweils empfangenen Leistungen vollstandig zuruck, insbesondere zahlt die Sachwalterin unverzuglich den Kaufpreis vom Treuhandkonto an die Kauferin zuruck. Ein Recht zur Zuruckbehaltung, Aufrechnung, Geltendmachung von etwaigen Wertverlustausgleichsanspruchen, Schadensersatzanspruchen etc. haben die Parteien einschlieE.lich des Treuhanders ausdrucklich nicht. Weitere Rechte als die Ruckgewahrrechte bestehen nicht.

Apart from that the provisions made in Section D § 1 No. 3 apply, all benefits received by both parties are to be re turned, in particular the Administrator pays back the purchase price from the escrow account. The parties, including the Administrator have no right to offset, retain or claim for damages, etc. Be sides the return of benefits all other claims and remedies are excluded.

§ 3	Kosten	§ 3	Costs

Jede Partei tragt ihre eigenen Kosten, einschlieE.lich der Kosten ihrer Berater, die im Zusammenhang mit diesem Vertrag entstehen, selbst. Die Kauferin bzw. die Betriebsubernehmerinnen mochten ausdrucklich auf die notarielle Beurkundung des Vertrages verzichten.

Each party bears its own costs incurred in connection with the conclusion and implementation of this Agreement and the costs of its advisors. The Purchaser and Transferees herewith waive the form of this Agreement's notarization.

§ 4	Salvatorische Klausel	§ 4	Salvatorian Clause

1.	Sollte eine der Bestimmungen dieser Urkunde unwirksam sein oder werden, so sollen die ubrigen Bestimmungen hiervon unberuhrt bleiben.	1.	If a provision of this Agreement is or becomes ineffective, this shall not affect the validity of the rest of the Agreement.

2.	Fur den Fall, dass diese Urkunde eine ganz oder teilweise unwirksame Bestimmung oder eine Lucke enthalt, sind die Beteiligten einander verpflichtet, anstelle der unwirksamen Bestimmung oder zur Ausfullung der Lucke eine angemessene Ersatz- oder Erganzungsvereinbarung zu treffen, die dem am nachsten kommt, was die Beteiligten vereinbart hatten, wenn ihnen die Unwirksamkeit oder die Lucke bekannt gewesen ware. Dabei ist vorrangig auf die in diesem Vertrag niedergelegten wirtschaftlichen Ziele der Beteiligten abzustellen.	2.

In the event that one or more current or future provisions of this Agreement shall be, or shall be deemed to be, fully or partly invalid or unenforceable or the Agreement contains any gaps the par ties are obliged to agree on an appropriate provision that, to the extent legally permissible, comes closest to the actual or assumed intention of the parties in case they had taken such issue into account. Priority shall be the economic objectives of the parties deposed in this Agreement.

3.	Mundliche Nebenabreden bestehen nicht. Anderungen oder Erganzungen dieses Vertrages bedurfen der Schriftform und mussen durch alle Parteien unterzeichnet, jedoch nicht notariell beurkundet warden sein, solange dies nicht durch zwingendes Recht geboten ist. Dies gilt auch fur eine Anderung dieser Bestimmung selbst.	3.

Oral ancillary agreements do not exist. Changes or additions to this Agreement need to be in written form and need to be signed by the parties but not nota rized unless permitted by mandatory laws. This shall also apply to this clause.

§ 5	Zustandige Kontaktpersonen/ An- sprechpartner	§ 5	Contact Persons

	Zustandige Kontaktperson/Ansprechpartner bei Angelegenheiten betreffend diesen Vertrag sind:		Contact persons for matters relating to this Agreement are:

	Auf Seiten der Verkauferin: Periscope GmbH Heinrich-Christoph Ollendiek Heinz-Nixdorf-Ring 1 33016 Paderborn		On the part of the Seller: Periscope GmbH Heinrich Christoph Ollendiek Heinz-Nixdorf-Ring 1 33016 Paderborn

mit Kopie an:

Buchalik Brommekamp Rechtsanwalte Steuerberater

Rechtsanwalt Dr. Jasper Stahlschmidt Prinzenallee 15

40549 DOsseldorf

Email: jasperstahlschmidt@buchalik-

broemmekamp.de

Telefon: 0211 828976-200

Telefax: 0211 828976-211

with a copy to:

Buchalik Brommekamp Rechtsanwalte I

Steuerberater

Attorney-at-Law Dr. Jasper

Stahlschmidt

Prinzenallee 15

04549 DOsseldorf

Email: jasperstahlschmidt@buchalik broemmekampf.de

Phone: 0211 828976-200

Fax: 0211 828976-211

Auf Seiten der Kauferin sowie der BetriebsObernehmerinnen:

ROB Cemtrex Automotive GmbH Am

Wolfsbaum 1

75245 Neulingen

Telefon +49 7227 430-1000

Telefax +49 7227 430-1099

mit Kopie an:

NEEF LEGAL Rechtsanwalte

Rechtsanwalt Arno L. Eisen

Bleibtreustrar..e 24

10707 Berlin

Telefon: 030 88911970

Telefax: 030 889119711

On the part of the Purchaser as well as the Transferees:

ROB Cemtrex Automotive GmbH Am Wolfsbaum 1

75245 Neulingen

Telefon +49 7227 430-1000

Telefax +49 7227 430-1099

with a copy to:

NEEF LEGAL Rechtsanwalte

Rechtsanwalt Arno L. Eisen

Bleibtreustrar..e 24

10707 Berlin

Telefon: 030 88911970

Telefax: 030 889119711

sowie: ALTENBURG Fachanwalte fur Arbeitsrecht Partnerschaft von Rechtsanwalten mbB Rechtsanwalt Dr. Tobias Schommer Neuer Wall 41 20354 Hamburg Telefon: 040 368809610 Telefax: 040 368809656	and ALTENBURG Fachanwalte fur Arbeitsrecht Partnerschaft von Rechtsanwalten mbB Rechtsanwalt Dr. Tobias Schommer Neuer Wall 41 20354 Hamburg Telefon: 040 368809610 Telefax: 040 368809656

Anderungen der Kontaktdaten haben die Parteien der jeweils anderen Partei unverzOglich schriftlich i. S. d. § 126 Abs.

1 8GB mitzuteilen. Bis zum Zugang dieser Mitteilung gelten die bisherigen Kontaktdaten als wirksam.

The parties shall inform each other about changes to the contact data immediately in written form in accordance with § 126 (1) BGB. Up to receipt of such notification, the previously nominated contact shall be regarded as being entitled.

[Unterschriftsseite]	[Signature page]

Paderborn, den 24.05.2016

Periscope GmbH (Verkäuferin)
(Seller)

vertreten durch represented by

/s/ Heinrich-Christoph Ollendiek

Heinrich-Christoph Ollendiek

Geschäftsführer Managing Director

/s/ Dr. Jasper Stahlschmidt

Dr. Jasper Stahlschmidt

Geschäftsführer Managing Director

/s/ Saagar Govil

ROB Cemtrex Assets UG (haftungsbeschränkt) – Käuferin
(limited liability) - Purchaser

/s/ Saagar Govil

ROB Cemtrex Automotive GmbH – Betriebsübernehmerin EMS
Transferee EMS

/s/ Saagar Govil

ROB Cemtrex Logistics GmbH – Betriebsübernehmerin WL
Transferee WL

Diesem Vertrag Zustimmend:
This Contract Approved by:

/s/ Sandra Bitter

Sandra Bitter als Sachwalterin
as Administrator